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Exhibit 99.1:


CORPORATE PRESS RELEASE

                                                                   [logo]
                                                                   CHARLES RIVER
                                                                   LABORATORIES
Dennis R. Shaughnessy
Investor Relations
978-658-6000 Ext. 1329
www.criver.com


                    CHARLES RIVER AGREES TO ACQUIRE PRIMEDICA

         WILMINGTON, MA.; FEBRUARY 7, 2001: Charles River Laboratories International, Inc. (NYSE:CRL), through its wholly-owned subsidiary Charles River Laboratories, Inc., today announced the signing of a definitive agreement to acquire Primedica Corporation from Genzyme Transgenics Corporation (NASDAQ:
GTZC) for $52 million. Primedica, headquartered in Worcester, MA is a leading provider of pre-clinical drug discovery and development services to the biopharmaceutical industry. The purchase price includes $26 million in cash, $16.5 million in restricted stock, and $9.5 million in assumed debt. Charles River expects the acquisition to close in the first quarter, and be accretive to earnings in the balance of 2001 by $0.03 per share.

         Primedica is an excellent strategic fit with Charles River's rapidly growing biomedical products and services segment. Primedica's service offerings include drug efficacy and safety testing, where Charles River already offers a number of value-added services, and biopharmaceutical production, drug formulation and bioanalytical chemistry, where Charles River does not currently have significant capabilities. This acquisition allows Charles River to offer a comprehensive complement of outsourcing services to its pharmaceutical, biotechnology and medical device customers. The addition of Primedica's capabilities reflects Charles River's commitment to global leadership in providing the research tools, enabling technologies and outsourcing solutions required to support and enhance drug discovery and development.

         The addition of Primedica's diverse pre-clinical capabilities strongly complements Charles River's established biomedical products and services business, as well as recent acquisitions. Charles River's January acquisition of Pathology Associates International, the world's leading contract pathology company, is synergistic with Primedica's pre-clinical business. Pathology is an important component of the pre-clinical outsourcing requirements of many of Primedica's customers. Sierra Biomedical, acquired by Charles River in late 1999, also offers synergistic opportunities in the drug safety testing area. Finally, the biosafety and testing business of Primedica strongly complements the capabilities of Charles River Tektagen, acquired in 1998, in this rapidly growing area of biotech drug development. These businesses will together comprise Charles River's "Pre-Clinical Services" division.

         Charles River's Chairman and CEO, James C. Foster, commented: "We're delighted with the opportunity to add the best of what Primedica offers to our rapidly growing services capabilities. We've known the Primedica organization for many years, and have admired this management team's recent initiatives to strategically refocus the company. Primedica has a very talented scientific team, broad capabilities, and an experienced senior management team. While there are a few areas such as general toxicology that we will review carefully to determine their long-term value, we're very excited about "plugging in" Primedica's capabilities into our existing services business. We have long shared the same customer base, and we offer complementary capabilities and technologies--and now it's clear that we share the same commitment to quality, service, profitable growth and market leadership. We expect the trend at Primedica of improving profitability and strong revenue growth to continue following the acquisition, as we leverage our global infrastructure and capabilities to enhance their market position."

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         Charles River expects to achieve significant cost savings as well as revenue synergies, as Primedica is integrated into Charles River's operations. Primedica's management has made progress over the past two years in strategically realigning the business to emphasize those services that address higher growth markets and require specialized scientific skills. Charles River intends to continue, and in some cases, accelerate this strategic realignment program.

         Primedica's reported revenues were approximately $52 million for the nine months ended September 25, 2000. EBITDA (earnings before interest, taxes, depreciation and amortization) during that nine-month period was approximately $4 million. Third quarter reported results for Primedica, which evidence improving trends, were approximately $19.5 million in revenues, and $2 million in EBITDA.

         Charles River Laboratories, based in Wilmington, MA, is a leading provider of critical research tools and integrated support services that enable innovative and efficient drug discovery and development. The Company is the global leader in providing the animal research models required in research and development for new drugs, devices and therapies. The Company also offers a broad and growing portfolio of biomedical products and services that enable customers to reduce cost, increase speed, and enhance productivity and effectiveness in drug discovery and development. Charles River's customer base spans over 50 countries, and includes all of the major pharmaceutical and biotechnology companies, as well as many leading hospitals and academic institutions. The Company operates more than 50 facilities in 15 countries worldwide. Additional information is available on the Charles River web site, http://www.criver.com.

         Genzyme Transgenics is a leader in developing medicines from the milk of specially bred animals, primarily goats. Many of the medicines under development are monoclonal antibodies and immunoglobulin fusion proteins or other therapeutic proteins for conditions such as rheumatoid arthritis, HIV/AIDS and cancer. To date, GTC has formed more than a dozen collaboration agreements which provide for production of specific proteins. Additional information is available on the GTC web site, http://www.transgenics.com.

         This document may contain "forward looking statements." Such statements involve a number of risks and uncertainties that could cause actual results to differ materially from those stated or implied by the forward looking statements, including the failure to satisfy the conditions necessary for the closing of the transaction, the failure to recognize expected synergies and revenue growth, contaminations, industry trends, new displacement technologies, outsourcing trends, USDA and FDA regulation, changes in law, acquisition integration risks, special interests groups, continued availability of products and supplies, personnel and control, and others that are described in the Risk Factors contained in Company's Registration Statement of Form S-1, as filed on June 23, 2000, and as may be updated from time to time in the Company's periodic SEC filings. The Company disclaims an intent or obligation to update forward looking statements, and otherwise claims the "safe harbor" protections for forward looking statements afforded under The Private Securities Litigation Reform Act of 1995.